EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Corbus Pharmaceuticals Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(o)	(1)	(1)	(1)
Equity	Preferred Stock, $0.0001 par value per share	457(o)	(1)	(1)	(1)
Debt	Debt Securities	457(o)	(1)	(1)	(1)
Other	Warrants	457(o)	(1)	(1)	(1)
Other	Units	457(o)	(1)	(1)	(1)
Other	Subscription Rights	457(o)	(1)	(1)	(1)
Unallocated (Universal) Shelf	---	457(o)	(1)	(1)	$15,752,564	0.00014760	$2,325.08
Total Offering Amounts					$15,752,564		$2,325.08
Total Fees Paid Previously							—
Total Fee Offsets							—
Net Fee Due							$2,325.08

(1)

The Registrant previously registered the offer and sale of certain securities having a proposed maximum aggregate offering price of $100,000,000 pursuant to a Registration Statement on Form S-3 (File No. 333-272314) (the “Prior Registration Statement”), which was initially filed on June 1, 2023 and declared effective by the Securities and Exchange Commission on June 13, 2023. As of the date hereof, a balance of $78,762,823 of such securities remains unsold under the Prior Registration Statement. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV(A) of Form S-3, the registrant is hereby registering the offer and sale of an additional $15,752,564 of its Securities. The additional amount of Securities that is being registered for offer and sale represents no more than 20% of the maximum aggregate offering price of the remaining securities available to be sold under the Prior Registration Statement.